PRESS RELEASE Exhibit 99.1
First Half 2022 Results
Continued FMC customer expansion, reaching 788,900 subscribers at June 30, 2022, while reduced market flux impacted our net organic adds performance in Q2 (broadband: +300, mobile postpaid: +8,100).
Reconfirming our FY 2022 guidance, while expecting an improved trend in both our revenue and Adjusted EBITDA performance in the second half of the year.	Reconfirming our FY 2022 outlook, expecting an improved trend in both our revenue and Adjusted EBITDA performance in the second half of the year.
Entered into a binding agreement with Fluvius to take a joint next step in the realization of the 'data network of the future' and successful closing of our tower sale to DigitalBridge.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market. Inside information.

Mechelen, July 28, 2022 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the six months ended June 30, 2022.

HIGHLIGHTS

•Last week, we entered into a binding agreement with Fluvius taking a joint next step in the realization of the 'data network of the future'. Both companies’ ambition is to provide speeds of 10 Gbps across the entire footprint in time, through a mixture of HFC (DOCSIS) and fiber, for which there is a clear roadmap. We refer to 3.3 Subsequent events for more information in addition to last week's press releases.
•Following the June-July 2022 multi-band spectrum auction procedure, we obtained frequencies in the 700 MHz, 900 MHz, 1400 MHz, 1800 MHz, 2100 MHz, and 3500 MHz bands for a total amount of €302 million to be paid upon finalization of the auction process. We now embark on a new expansion phase of our 5G network, which will provide higher speeds, capacity, lower latency and more stability to consumers as well as businesses in the whole of Belgium.
•On June 1, we finalized the sale of our mobile telecommunications tower business to DigitalBridge, valued at 25.1x EV/EBITDAaL 2021 or €745 million on a cash and debt-free basis. We'll be reinvesting the proceeds for future growth, supporting NetCo's FTTH roll-out. As a result of this landmark transaction for Telenet, we will now also add Adjusted EBITDAaL as a key financial metric and provide rebased headline financials in order to facilitate a like-for-like comparison base, as detailed under 6.2 Reconciliation between profit for the period and rebased financial information.
•Continued FMC customer growth driven by our "ONE(Up)" bundles (+16,500 net adds in Q2 2022), while persistent lower market flux impacted net new subscriber growth for our broadband internet and mobile postpaid offers in the quarter (+300 and +8,100, respectively, on an organic basis), with annualized churn remaining at historically low levels.
▪Revenue of €1,291.6 million in H1 2022, broadly flat compared to our H1 2021 revenue, which included certain one-off benefits.
▪Net profit of €793.4 million in H1 2022, up 275% yoy. The robust year-on-year increase was attributable to the gain on disposal of assets related to the TowerCo transaction as well as a significantly improved financial result.
▪H1 2022 Adjusted EBITDA(2) of €670.6 million, -3% year-on-year on both a reported and rebased basis, driven by (i) the impact of higher inflation on both our staff-related expenses and costs related to outsourced labor and professional services, (ii) the impact of higher energy prices on our network operating costs and (iii) a tougher comparison base as a result of certain one-off impacts in H1 last year.
▪Adjusted EBITDAaL(2) in H1 2022 reached €612.4 million, marking a similar decline of almost 3% compared to H1 2021. On a rebased basis, Adjusted EBITDAaL was down 2% over the comparable period.
▪Accrued capital expenditures(3) for the six months ended June 30, 2022 reached €626.6 million, up 122% versus the prior year period and equivalent to approximately 49% of revenue over the period. Excluding the recognition of certain football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions impacts, as per our FY 2022 guidance, our H1 2022 accrued capital expenditures were €294.4 million, equivalent to approximately 23% of revenue, and representing a more moderate 11% year-on-year increase. In line with our full year 2022 outlook, our investment intensity picked up compared to last year.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 2

▪Adjusted EBITDA less property & equipment additions(4) (previously referred to as Operating Free Cash Flow) of €376.2 million in H1 2022, -11% year-on-year driven by (i) a nearly 3% contraction in our Adjusted EBITDA as explained above and (ii) higher accrued capital expenditures versus H1 last year (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions).
▪Net cash from operating activities, net cash from investing activities and net cash used in financing activities of €512.6 million, €466.4 million and €289.0 million, respectively, in H1 2022. Adjusted Free Cash Flow(5) of €166.7 million, -14% year-on-year on (i) a €10.9 million lower contribution from our vendor financing compared to H1 last year and (ii) €6.4 million higher direct acquisition costs, more than offsetting €9.2 million lower cash taxes paid relative to the first half of last year.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 3

For the six months ended June 30,	2022	2021	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	1,291.6	1,288.3	—%
Operating profit	293.2	312.5	(6)%
Net profit	793.4	211.7	275%
Net profit margin	61.4%	16.4%

Basic earnings per share	7.31	1.94	277%
Diluted earnings per share	7.31	1.94	277%

Adjusted EBITDA (2)	670.6	688.7	(3)%
Adjusted EBITDA margin %	51.9%	53.5%

Adjusted EBITDAaL (2)	612.4	629.8	(3)%
Adjusted EBITDAaL margin %	47.4%	48.9%

Accrued capital expenditures (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions) (3)	294.4	264.7	11%
Accrued capital expenditures as % of revenue (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions)	22.8%	20.5%

Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow) (4)	376.2	424.0	(11)%

Net cash from operating activities	512.6	511.3	—%
Net cash from (used in) investing activities	466.4	(255.0)	N.M.
Net cash used in financing activities	(289.0)	(243.4)	19%
Adjusted Free Cash Flow (as guided and currently defined) (5)	166.7	193.6	(14)%

OPERATIONAL HIGHLIGHTS (Total Services)

Video (6)	1,731,800	1,785,900	(3)%
Broadband internet (7)	1,728,900	1,712,100	1%
Fixed-line telephony (8)	1,057,200	1,141,700	(7)%
Mobile telephony (9)	2,939,000	2,956,900	(1)%
FMC customers	788,900	685,900	15%
Services per customer relationship (10)	2.23	2.28	(2)%
ARPU per customer relationship (€ / month) (10) (11)	58.5	59.3	(1)%

N.M.: Not meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 4

Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

"Our announcement of the new NetCo infrastructure partnership with Fluvius marked an important milestone for the future of our Company as we are future-proofing our fixed infrastructure roadmap. We’ve always been in the vanguard of fixed connectivity in our market and thanks to our past investments we are now offering speeds of 1 gigabit per second to all of our customers across both the Telenet and the Fluvius footprint. And we don’t stop there as we aim to provide speeds of 10 Gbps across our entire footprint over time through a mixture of HFC (DOCSIS) and fiber, for which there is a clear roadmap. As such, customers will continue to enjoy the best and most reliable network experience, providing them peace of mind, as we make the right technology choices in terms of fixed, mobile and in-home connectivity
As far as NetCo’s fiber strategy is concerned, it intends to cover 78% of Flanders with FTTH by 2038. This will be realized through a combination of own build and/or a potential collaboration with external partners in the most efficient way and strategic approach. The total investment, excluding termination-related capital expenditures, will be up to maximum €2 billion, which will substantially all be invested within the next eight years beginning in early 2023 when we expect NetCo to launch. As announced last week, NetCo will be fully self-funding and will therefore not be relying on incremental external financing. While we will initially be retaining a majority 66.8% stake in NetCo and will hence be consolidating NetCo fully in our financial accounts, we believe NetCo is well positioned to attract additional strategic and/or financial partners given its market-leading network penetration of close to 60% and Telenet as a highly credible long-term tenant. Equally important, the agreement with Fluvius puts an end to the long-term lease arrangement we had with them and will therefore lead to improved network ownership economics for us in around one-third of our footprint versus the rental economics under the long-term lease.
In June, we also finalized the sale of our mobile telecommunications tower business to DigitalBridge. At the end of March this year, DigitalBridge agreed to acquire our tower portfolio for a total cash consideration of €745 million on a cash-free and debt-free basis, valuing our tower business at 25.1x EV/EBITDAaL 2021. As a result thereof, we've now entered into a 15-year Master Lease Agreement ("MLA") with them with two renewals of 10 years each, and have started to make lease-related payments as of June. Therefore, we're introducing Adjusted EBITDAaL (Adjusted EBITDA after leases) as an additional financial metric as further detailed under 2.4 Adjusted EBITDA and Adjusted EBITDAaL. The net proceeds of this transactions will be reinvested for growth, supporting NetCo's FTTH roll-out.
Looking back on the second quarter, our operational results were relatively soft as we observed a similar trend of low market flux as in the first quarter of this year. This resulted in 16,500 FMC net adds driven by our successful "ONE" bundles, which also increased our mobile postpaid subscriber base with 8,100 SIMs on an organic basis. Our broadband subscriber base remained stable, characterized by low annualized churn of 7%, which remains historically low.
We've been able to acquire a total 215 MHz of spectrum across the 700, 900, 1400, 1800, 2100 and 3500 MHz bands during the recent multiband spectrum auction for an aggregate amount of €302 million. Thanks to the newly acquired frequencies, combined with a further densification of our mobile network, we now enter a new phase of expansion of our 5G network, which will in the end provide higher speeds, capacity, lower latency and more stability to consumers as well as businesses on the whole Belgian territory.
In the run-up to the NetCo partnership with Fluvius, the board of directors has decided to reset the dividend floor over the CAPEX-intense build period to an annual dividend of €1.0 per share (gross), effective immediately, while continuing to target a net total leverage of 4.0x. We will also shift back to an annual dividend, to be paid in early May after the April AGM, with the next dividend payment being May 2023. With the reset dividend floor, the board struck a balance between continued recurring dividends to shareholders, whilst investing for growth. As CAPEX intensity is set to materially decrease after the build period and return to normalized historical levels, we do see scope for substantial Adjusted Free Cash Flow growth, offering room for increased shareholder disbursements. At that point in time, the board of directors will re-evaluate the shareholder remuneration framework."

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 5

Commenting on the results, Erik Van den Enden, Telenet’s Chief Financial Officer, stated:

"In line with our full year outlook, we delivered a more modest financial performance over the first six months of the year and expect an improved trend in both our revenue and Adjusted EBITDA performance in the second half of the year, driven by certain price adjustments having come into effect as of mid-June 2022, as well as a continued focus on our operating expenses and tight cost control.
Reverting back to our year-to-date results, we achieved revenue of nearly €1.3 billion, which was broadly stable compared to the first half of last year which included certain one-off impacts on our video revenue in Q1 last year. As a result, our top line growth trend already started to improve in Q2, resulting in a 1% year-on-year growth to €647 million, both reported and rebased.
In H1 2022, we achieved Adjusted EBITDA of €671 million, which was down almost 3% year-on-year, driven by both a tough comparison base compared to last year driven by (i) the impact of higher inflation on both our staff-related expenses and costs related to outsourced labor and professional services, (ii) the impact of higher energy prices on our network operating costs and (iii) a tougher comparison base as a result of certain one-off impacts in H1 last year. The same factors also drove a similar 3% year-on-year decline in Adjusted EBITDA in Q2 2022 to €342 million. Whilst these inflationary pressures may still impact our cost base in H2, we expect an inflection in our Adjusted EBITDA performance in H2 as mentioned above.
On June 1, we closed the sale of our mobile tower business to DigitalBridge and, as a result, we entered into a 15-year MLA as detailed under Financial highlights and have started to make lease-related tower payments to DigitalBrigde. Following this transaction, we will now also include Adjusted EBITDA after leases ("Adjusted EBITDAaL") as a key financial metric, which includes all of our lease-related costs. Our Adjusted EBITDAaL reached €612 million in H1 2022, marking a similar decline of almost 3% compared to H1 2021. On a rebased basis, Adjusted EBITDAaL was down 2% over the comparable period.
Turning to Adjusted EBITDA less property & equipment additions, which we previously referred to as Operating Free Cash Flow. Adjusted EBITDA less property & equipment additions was €376 million in H1 2022 (Q2 2022: €188 million). The 11% year-on-year decrease was mainly driven by (i) a nearly 3% contraction in our Adjusted EBITDA as explained above and (ii) higher accrued capital expenditures versus H1 last year (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions).
Year-to-date, we generated €167 million of Adjusted Free Cash Flow, marking a 14% year-on-year decrease and mainly reflecting (i) a €11 million lower contribution from our vendor financing program compared to H1 last year and (ii) €6 million higher direct acquisition costs, more than offsetting €9 million lower cash taxes paid relative the first half of last year. Our Adjusted Free Cash Flow was strongly up in Q2 2022 versus the same period of last year due to a different phasing in the payment of our cash taxes which we substantially paid in Q1 this year versus Q2 last year.
Finally, our net total leverage at June 30, 2022 reached 3.9x as the favorable impact from the tower sale was offset by the recognition of a 15-year lease liability reflecting the MLA with DigitalBridge. Following the tower disposal and the subsequent move to Adjusted EBITDAaL, and effective Q2 2022, we have changed the way we're calculating net total leverage. Net total leverage is now calculated using net debt excluding leases and is divided by the last two quarters' annualized Adjusted EBITDAaL. On the new definition, our net total leverage was exceptionally low at 3.4x as our H1 2022 Adjusted EBITDAaL only included a one-month lease expense for tower sites and as our leverage did not yet include the ramifications from the June 2022 multiband spectrum auction. Therefore, we expect our net total leverage to increase as of the next quarter. As John mentioned earlier, the board of directors has reconfirmed the Company's net total leverage target at 4.0x, which still provides us with strategic flexibility in case of potential value-accretive M&A opportunities."

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 6
1    Operational highlights

IMPORTANT REPORTING CHANGES:

Inclusion of Small and Medium Sized ("SME") and Large Enterprise ("LE") business customers: As of Q2 2021, our postpaid and total mobile subscriber counts include our SME and LE business customers, which were previously not recorded in our SIM count. We have represented our consolidated subscriber counts as presented below and under 4. Consolidated operating statistics in order to allow both investors and analysts to assess our operational performance on a like-for-like basis. Consequently, we have added 130,100, 132,600, 140,500, 146,100, 156,600 and 158,900 mobile postpaid subscribers to our subscriber count for the quarterly periods from Q1 2020 up to Q2 2021. As a result of the aforementioned change, the subscription and usage-related revenue generated by our SME and LE business customers is now being reported under our mobile telephony revenue (as opposed to business services revenue previously), while the interconnect revenue is now being recognized under other revenue (as opposed to business services revenue previously). We provide rebased year-on-year changes in order to allow both investors and analysts to assess our financial performance on a like-for-like basis and represented our H1 2021 revenue accordingly.

Discontinuation of basic video RGU reporting: Following the successful completion of our analog TV switch-off program across our entire footprint at the end of November 2021, we will no longer distinguish between basic and enhanced video subscribers and will only report the total number of video customers as of January 1, 2022.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At June 30, 2022, we served 2,022,400 unique customer relationships, which represented approximately 59% of the 3,419,400 homes passed by our leading hybrid fiber coaxial ("HFC") network across our Flemish and Brussels footprint. Our cable network consists of a dense fiber backbone with local loop coaxial cable connections and spectrum of up to 1.2 GHz. Through both EuroDocsis 3.0 and 3.1 technologies, we offer data download speeds of up to 1 gigabit per second ("Gbps") across our entire footprint. Last week, we announced a binding agreement with Fluvius taking a joint next step in the realization of the data network of the future. Both companies’ ambition is to provide speeds of 10 Gbps across the entire footprint in time, for which there is a clear roadmap through a mixture of both HFC (DOCSIS) and fiber technologies. As announced in October last year, both companies will incorporate a new independent self-funding infrastructure company (working name “NetCo”), of which Telenet will own 66.8% and Fluvius 33.2%. Combining both companies’ fixed network assets, NetCo will invest in the gradual evolution of their current hybrid fiber coaxial (“HFC”) network infrastructure into a Fiber-To-The-Home (“FTTH”) network, targeting 78% of their combined footprint in Flanders by 2038, through a combination of own build and/or a potential collaboration with external partners. Telenet’s footprint in parts of Brussels and Wallonia will also be included in NetCo and be part of NetCo’s investments. The estimated investment of up to maximum €2.0 billion (excl. termination capex) will be funded through NetCo’s cash flow as well as additional intragroup financing facilities and will therefore not require any incremental external financing. The majority of this investment will be done within the next eight years. NetCo will also focus on upgrading the existing HFC network in areas where FTTH will not be deployed. This will ensure that everyone in Flanders will continue to enjoy the fastest and most reliable internet connection. We refer to last week's press release for additional information.

At June 30, 2022, we provided 4,517,900 fixed services ("RGUs") consisting of 1,731,800 video, 1,728,900 broadband internet and 1,057,200 fixed-line telephony subscriptions. At June 30, 2022, we also served 2,939,000 mobile subscribers, of which approximately 90% are subscribed to one of our attractive mobile or fixed mobile converged ("FMC") rate plans. We reached a bundling rate of 2.23 fixed RGUs per unique customer relationship in Q2 2022, which was modestly down compared to the prior year period as a result of the continued contraction in both our video and fixed-line telephony RGU base as further addressed below. Our FMC customer base, which represents the sum of our "WIGO", "KLIK" and "ONE" and "ONE UP" propositions, continued to expand, however, reaching 788,900 subscribers at June 30, 2022, up 15% year-on-year. In Q2 2022, we added 16,500 net new FMC subscribers (H1 2022: 39,200), which represented a

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 7
softer growth trend compared to preceding quarters reflecting a less active market environment as characterized by low annualized churn.

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. For the six months ended June 30, 2022, the monthly fixed ARPU per customer relationship reached €58.5, representing a decline of just over 1% compared to the prior year period. The headwind from a higher reallocation of "ONE" FMC bundle revenue from fixed to mobile telephony annualized as of Q2 2022 as we launched our "ONE" and "ONEup" bundles in April last year. Year-to-date, the aforementioned bundle allocation effect more than offsets (i) the favorable impact of a greater share of higher-tier broadband subscribers in our mix, (ii) the favorable impact of last year's price adjustment and (iii) the favorable impact of a higher proportion of multiple-play subscribers.

In Q2 2022, we yielded a monthly fixed ARPU per customer relationship of €58.3, which was broadly stable relative to the same period of last year.

1.2    Broadband internet

At June 30, 2022, we served 1,728,900 broadband internet subscribers, which was up 1% compared to June 30, 2021. Similar to the first quarter of 2022, we again observed a more muted market environment in the quarter. As a result, we recorded lower gross sales, but were also able to maintain the favorable trend in our annualized churn. In Q2 2022, we added a total of 300 net new broadband subscribers (H1 2022: 3,200), which was primarily driven by the business segment and a broadly stable result for the residential segment as in the first quarter. Annualized churn for our broadband internet service decreased by 10 basis points year-on-year from 7.1% in Q2 last year to 7.0% in Q2 2022 and hence remains at historically low levels. Compared to Q1 2022, annualized churn improved 50 basis points, showing that our continued focus on customer satisfaction, including seamless in-home connectivity, is paying off. We continue to offer gigaspeed broadband services of up to 1 Gbps across our entire footprint. The weighted average data download speed across or broadband subscriber base once again further increased, reaching 243 Mbps at June 30, 2022, up 8% from 225 Mbps in Q2 last year.

1.3    Fixed-line telephony

At June 30, 2022, we served 1,057,200 fixed-line telephony subscribers, representing a 7% decrease compared to the same period of last year, reflecting a generally declining fixed-line telephony market and the successful take-up of our latest "ONE " and "ONEUp" FMC bundles, as fixed-line telephony is no longer activated by default in these FMC packages, but needs a customer opt-in. Relative to March 31, 2022, our fixed-line telephony subscriber base contracted by 21,200 RGUs in Q2 2022 (H1 2022: -43,000). Annualized churn for our fixed-line telephony service reached 9.6% in Q2 2022, a year-on-year improvement of 80 basis points.

1.4    Mobile telephony

Our mobile telephony subscriber base, which excludes subscribers under our commercial wholesale partnerships, totaled 2,939,000 subscribers at the end of Q2 2022, including 2,640,900 postpaid subscribers. The remaining 298,100 mobile subscribers are prepaid subscribers under the BASE brand. On an organic basis, we added 8,100 net new mobile postpaid subscribers in Q2 2022 (H1 2022: 16,900), which marked a subdued growth trend relative to last year reflecting softer market dynamics in the quarter. Our prepaid subscriber base continued to decrease in line with the general market trend and contracted by 10,000 SIMs in Q2 2022 (H1 2022: -22,300).

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 8
1.5    Video

At June 30, 2022, our video customer base reached 1,731,800 RGUs. Following the successful completion of our analog TV switch-off program across our entire footprint at the end of November 2021, substantially all of our video customers have upgraded to our higher ARPU enhanced video services, enabling them to enjoy an enriched TV experience with unrestricted access to a wider range of digital, HD and pay television sports, series and movies channels, a vast complementary and paid library of domestic and international video-on-demand ("VOD") content and our over-the-top ("OTT") platform "Telenet TV" and "Yelo". During Q2 2022, we lost 15,500 video subscribers on a net basis (H1 2022: -30,200). Annualized video churn reached 8.3% in Q2 2022, marking an improved trend versus preceding quarters in line with the rest of our services.

Mid-September 2020, we launched "Streamz": A unique streaming service of DPG Media and Telenet, in which we hold a 50% share. Consequently, neither the operational nor the financial results of the joint venture itself are consolidated into our accounts. However, as we offer both "Streamz" and "Streamz+" directly to customers through our digital TV platform, we will continue to include the number of premium entertainment customers to whom we directly serve. The revenue generated by these direct premium entertainment subscribers is unaffected and remains within our video subscription revenue, while the content-related costs are accounted for as direct costs (programming-related expenses) and hence impacting our Adjusted EBITDA.

Following the launch of the "Streamz" streaming service, we introduced a new "Streamz+" product and rebranded the former "Play" product into "Streamz" alongside "Play More", which continues to exist. We believe our joint OTT platform is uniquely positioned, combining the best locally produced series of all local broadcasters VTM, Play and VRT, supplemented with must-see international content from HBO, in addition to an extensive kids zone, films and documentaries. Streamz is available to everyone through the Streamz app, online at Streamz.be and for Telenet customers through our digital TV platforms. In addition, we continue to have a leading market position as far as sports is concerned. "Play Sports" continues to broadcast both domestic and international football competitions, such as the English Premier League exclusively, and via the Eleven Sports channels: the Belgian Jupiler Pro League, La Liga, Serie A and Bundesliga 1. Other sports, such as cyclo-cross, basketball, hockey, tennis, golf and motor sports, are also included in our broad sports offering. Play Sports Open offers all Telenet TV customers a selection of matches from different competitions, including Premier League, Europa League, Eredivisie, ATP and WTA Tennis, Belgian Hockey and Basketball, Cyclo-cross, Formula 1 and MXGP. This channel also includes both proprietary and acquired programs and documentaries.

Furthermore, as we are evolving to offer all relevant premium entertainment to our customers, we have started to integrate other main subscription VOD services (including amongst others Netflix and Amazon Prime) to our customers through their set-top box environment and we intend to continue to expand with other relevant VOD services in the future. Consequently, we are well positioned as a leading player in the premium entertainment segment within our footprint. Our total premium entertainment subscriber base, including "Streamz", "Streamz+", "Play More" and "Play Sports" equaled approximately 35% of our total enhanced TV customer base1 at the end of Q2 2022, which was slightly down compared to the same quarter last year, reflecting a seasonally lower base of Play Sports subscribers as a result of the end of the major football championships in May and a lower number of premium entertainment customers as a result of a seasonally weaker content offering.

1 Including 370,400 direct subscriptions to our premium entertainment packages "Streamz", "Streamz+" and "Play More" and 210,500 "Play Sports" customers at June 30, 2022.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 9
2    Financial highlights

IMPORTANT REPORTING CHANGES:

Revenue allocation from Telenet's Small and Medium Sized ("SME") and Large Enterprise ("LE") business customers: As of Q2 2021, our postpaid and total mobile subscriber count includes our SME and LE business customers, which were previously not recorded in our SIM count. See 1. Operational highlights for additional information. As a result of the aforementioned change, the subscription and usage-related revenue generated by our SME and LE business customers is now being reported under our mobile telephony revenue (as opposed to business services revenue previously), while the interconnect revenue is now being recognized under other revenue (as opposed to business services revenue previously). We provide rebased year-on-year changes in order to allow both investors and analysts to assess our financial performance on a like-for-like basis and represented all comparative 2021 periods on that basis.

Rebased information: On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business (“TowerCo”) to DigitalBridge Investments, LLC, an affiliate of DigitalBridge Group, Inc. (“DigitalBridge”). For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to exclude the revenue and Adjusted EBITDA of TowerCo to the extent revenue and Adjusted EBITDA related to this transaction is no longer included in our current results. We refer to 6.3 Definitions for more information.

Inclusion of Adjusted EBITDA after leases ("Adjusted EBITDAaL"): Following the aforementioned sale of our mobile tower infrastructure business on June 1, 2022, we will now include Adjusted EBITDA after leases as a core financial metric in addition to Adjusted EBITDA. Adjusted EBITDAaL is defined as Adjusted EBITDA as further adjusted to include lease-related depreciation and interest expense as mentioned under 6.3 Definitions. As a result of the tower disposal, Telenet has entered into a 15-year Master Lease Agreement ("MLA") with DigitalBridge with two renewal periods of 10 years each. As a result, Telenet will make substantial payments to DigitalBridge for the use of Telenet's former mobile tower infrastructure. As a result, we believe Adjusted EBITDAaL is a helpful financial metric to (i) demonstrate the Company’s underlying performance after including all lease-related expenses necessary to run our business and (ii) provide comparability between Telenet’s performance and the performance of other companies in the same or similar industries, although Telenet’s measure may not be directly comparable to similar measures used by other public companies.

Operating Free Cash Flow renamed into Adjusted EBITDA less property & equipment additions: Effective with the release of our Q3 2021 earnings, we have stopped using the term Operating Free Cash Flow and now use the term "Adjusted EBITDA less property & equipment additions". As we define the term, Adjusted EBITDA less property & equipment additions has the same meaning as Operating Free Cash Flow had previously, and therefore does not impact any previously reported amounts.

Revised definition of Adjusted Free Cash Flow: Effective Q4 2021, we have changed the way we calculate Adjusted Free Cash Flow by deducting (i) cash payments for direct acquisition and divestiture costs and (ii) principal payments on pre-acquisition additions to network leases from our Adjusted Free Cash Flow. Prior to implementing this change, our Adjusted Free Cash Flow excluded both payments, in line with our historical guidance. We have represented our Adjusted Free Cash Flow on that basis for all comparative 2021 periods as further detailed under 5.2 EU IFRS condensed consolidated statement of cash flows. We refer to 6.3 Definitions for more information regarding our Adjusted Free Cash Flow disclosure.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 10
2.1    Revenue

We generated revenue of €1,291.6 million for the six months ended June 30, 2022, which was broadly flat versus €1,288.3 million of revenue generated in H1 last year, which included certain one-time benefits to our video revenue in the first quarter of last year. As mentioned above under Financial highlights, we sold our mobile tower infrastructure business to DigitalBridge on June 1, 2022. As a result, the tower disposal had no meaningful impact on our revenue profile for the first half of the year and the second quarter of 2022 in particular. Therefore, the growth rates mentioned below apply both on a reported and rebased basis.

Our H1 2022 total subscription revenue, which represents the sum of our cable and mobile subscription revenue, was broadly stable compared to H1 2021. Growth in our broadband and mobile telephony revenue of 2% and 6%, respectively, was offset by a decline of 6% and 5%, respectively, in our fixed line telephony and video revenue with the latter including a tougher comparison given the one-off benefit in Q1 last year. As in previous quarters, growth in mobile telephony revenue was mainly driven by the changes to the allocation of revenue from our new "ONE" FMC bundles compared to our former "WIGO" and "YUGO" FMC bundles, resulting in an increase of €10.8 million during H1 2022, with a corresponding decrease in cable subscription revenue. In line with our full year outlook, we expect the second half to be stronger in terms of revenue growth as a result of the rate adjustment effective mid-June 2022.

In Q2 2022, we returned back to positive top line growth as our operations yielded €646.8 million of revenue compared to €642.4 million for the same period of last year. This represented a 1% increase versus Q2 2021. While our total subscription revenue remained stable compared to Q2 last year, our other revenue expanded 3% year-on-year as further detailed below, more than offsetting a decline in our business services revenue.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which primarily includes (i) recurring set-top box rental fees, (ii) fees for supplemental premium content offerings, including our subscription VOD packages “Streamz”, "Streamz+" “Play More” and “Play Sports” and (iii) transactional and broadcasting-on-demand services. Our video revenue for the six months ended June 30, 2022 amounted to €266.0 million (Q2 2022: €132.4 million), representing a 5% decrease compared to H1 2021 as a result of the aforementioned one-off effect in H1 last year. Excluding this effect, our video revenue showed a more moderate 3% year-on-year decline, reflecting (a) a lower average number of video RGUs and (b) the aforementioned shift in revenue allocation from the new "ONE" FMC bundles. These factors combined more than outweighed the benefit from the August 2021 price adjustment.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €343.5 million for the six months ended June 30, 2022 (Q2 2022: €171.7 million), up 2% compared to the same period of last year. This robust year-on-year performance reflected (i) the benefit from the August 2021 price adjustment, (ii) the continued uptiering of our broadband internet customer base and (iii) the successful launch of our new "ONE" FMC propositions. This was partly offset by the aforementioned change in revenue allocation from the new "ONE" FMC bundles.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnect revenue generated by these customers, which is reported under other revenue. For the six months ended June 30, 2022, our fixed-line telephony revenue fell 6% year-on-year to €102.3 million (Q2 2022: €50.4 million). This mainly reflected lower average RGUs over the period as detailed under 1.3 Fixed-line telephony and the aforementioned change in revenue allocation from the new "ONE" FMC bundles, which more than offset the favorable impact of the August 2021 price adjustment.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnect revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 11
Your Device" programs, which are all recorded in other revenue. Our mobile telephony revenue also includes the subscription and usage-related revenue generated by our SME and LE business customers. For the six months ended June 30, 2022, we generated mobile telephony revenue of €253.1 million (Q2 2022: €127.4 million), representing a year-on-year increase of over 6%. The increase was mainly attributable to a favorable comparison base as last year's mobile usage was adversely impacted by COVID-19 lockdown restrictions. Furthermore, our mobile telephony revenue benefited from the aforementioned revenue allocation shift from our latest FMC line-up.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) our carrier business and (iii) value-added services such as network hosting and managed data security. Revenue generated by our business customers on all coax-related products, such as our flagship "KLIK" bundle, is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division. Our business services revenue no longer includes the subscription, usage-related and interconnect revenue generated by our SME and LE business customers, now reflected under mobile telephony and other revenue, respectively. Telenet Business generated revenue of €88.3 million for the six months ended June 30, 2022 (Q2 2022: €44.0 million), representing a 2% year-on-year decline on a reported and rebased basis, driven by lower fixed-line and ICT integration services revenue.

OTHER
Other revenue primarily includes (i) interconnect revenue from both our fixed-line and mobile telephony customers, including our SME and LE business customers, (ii) advertising and production revenue from our media subsidiaries, (iii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iv) wholesale revenue generated through both our commercial and regulated wholesale businesses, (v) product activation and installation fees and (vi) set-top box sales revenue. Our H1 2022 other revenue reached €238.4 million, up 2% compared to the same period last year, on a reported and rebased basis. Growth was mainly driven by higher wholesale revenue and improved handset sales in Q2 2022. Both factors more than compensated for a continued decline in our interconnect revenue, reflecting the impact of the COVID-19 pandemic on customer behavior and related increased usage of OTT applications, while advertising and production business remained stable in H1 2022 compared to the same period last year.

2.2    Expenses

For the six months ended June 30, 2022, we incurred total expenses of €998.4 million, representing a 2% increase compared to the same period last year, reflecting the impact of both higher energy costs and overall inflation on certain of our cost lines. Total expenses represented approximately 77% of revenue in H1 2022 (H1 2021: approximately 76%). Cost of services provided as a percentage of revenue represented approximately 51% for H1 2022 (H1 2021: approximately 49%), while selling, general and administrative expenses represented approximately 27% of our total revenue in H1 2022 (H1 2021: approximately 27%).

Our operating expenses, which include our (i) network operating expenses, (ii) direct costs, (iii) staff-related expenses, (iv) sales and marketing expenses, (v) outsourced labor and professional services and (vi) other indirect expenses, increased almost 4% both on a reported and rebased basis in H1 2022 compared to the prior year period. This was mainly driven by (i) higher staff-related expenses following the mandatory wage indexation in January 2022, (ii) the impact of higher inflation on outsourced labour and professional services and (iii) higher energy costs, leading to an overall increase in network operating expenses.

In Q2 2022, our total expenses reached €488.3 million, which was slightly up by 1% year-on-year. Our operating expenses in the quarter totaled €304.7 million, representing a nearly 6% year-on-year increase on both a reported and rebased basis, mainly reflecting the same drivers as mentioned above.

NETWORK OPERATING EXPENSES
Network operating expenses in H1 2022 were €108.2 million, up 2% year-on-year on a reported basis and up 3% year-on-year on a rebased basis. Within our network operating costs, energy costs increased by €7.5 million as a result of globally higher energy prices following the war in Ukraine. Around half of our energy costs

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 12
are hedged until the end of the year and we expect a similar uplift in H2 2022 on our energy costs compared to H1 2022, as embedded in our FY 2022 outlook. Network operating expenses increased 2% in Q2 2022 to €49.4 million compared to Q2 last year on a reported basis driven by the same factors as mentioned above. On a rebased basis, our network operating expenses increased 5% in Q2 2022 compared to the same period last year, reflecting the impact of higher energy costs.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) programming and copyright costs, including costs related to the purchase of content for our "Streamz", "Streamz+" and "Play More" packages, as well as the costs related to the Belgian football broadcasting rights, (ii) interconnect costs and (iii) handset sales and subsidies. For the six months ended June 30, 2022, our direct costs were €252.2 million, marking a 1% increase on a reported basis compared to H1 2021 mainly driven by higher programming and handset costs, partially offset by lower interconnect costs. On a rebased basis, our direct costs were broadly stable for the first six months of the year. Direct costs in Q2 2022 reached €124.4 million, up 2% year-on-year on a reported basis and 1% on a rebased basis.

STAFF-RELATED EXPENSES
Staff-related expenses for the first half of 2022 were €145.1 million, which represented year-on-year increases of 5% and 7%, on a reported and rebased basis, respectively. This reflected (i) a higher average headcount and (ii) the effect of the 3.6% mandatory wage indexation as of early 2022. In Q2 2022, our staff related expenses increased 8% on a reported basis to €72.2 million compared to the same period last year and were up 10% year-on-year on a rebased basis, driven by the same factors as mentioned above.

SALES AND MARKETING EXPENSES
Our H1 2022 sales and marketing expenses were €39.4 million, broadly stable compared to the same period last year, both on a reported and rebased basis. This reflected a more muted commercial market environment as discussed under Operational highlights. In Q2 2022, sales and marketing expenses of €19.5 million were down 3% compared to Q2 last year both on a reported and rebased basis.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €20.4 million for the first half of 2022, a 34% year-on-year increase both on a reported and rebased basis, reflecting higher costs related to certain strategic projects and digital transformation costs. In Q2 2022, outsourced labour and professional services costs were €11.2 million, an increase of 38% year-on-year both on a reported and rebased basis.

OTHER INDIRECT EXPENSES
Other indirect expenses reached €55.7 million for the six months ended June 30, 2022, representing year-on-year increases of 10% and 6% on a reported and rebased basis, respectively, compared to the same period last year. In Q2 2022, other indirect expenses reached €28.0 million, up 23% and 14% on a reported and rebased basis, respectively, compared to the same period last year.

DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. IMPAIRMENT OF LONG-LIVED ASSETS AND GAIN ON DISPOSAL OF ASSETS
Depreciation and amortization, including impairment of long-lived assets, gain on disposal of assets and restructuring charges, reached €363.8 million for the six months ended June 30, 2022 (Q2 2022: €172.6 million).

2.3    Net result

FINANCE INCOME AND EXPENSES
Net finance income for the first half of 2022 totaled €182.2 million compared to net finance expense of €28.8 million in H1 2021. Finance income for the six months ended June 30, 2022 increased 249% year-on-year from €152.9 million in H1 last year to €534.0 million and included a year-to-date non-cash gain on our derivatives of €533.8 million as compared to €152.3 million in H1 last year. Finance expense for the six months ended June 30, 2022 increased 94% to €351.8 million from €181.7 million in H1 2021, reflecting a €163.4 milllion higher non-cash foreign exchange loss on our USD-denominated debt. As detailed under 2.8 Debt profile, cash balance and net total leverage ratio, substantially all of our USD-denominated and floating

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 13
rate debt has been hedged until the respective maturity dates, hence minimizing the impact of foreign exchange and interest rate fluctuations on our cash flows.

Net finance income in Q2 2022 reached €91.3 million compared to net finance expense of €26.9 million in Q2 2021. Net finance income in the quarter included finance income of €316.6 million, driven by by a €316.5 million non-cash gain on derivatives, and finance expense of €225.3 million, which included a €169.6 million non-cash foreign exchange loss on our USD-denominated debt.

GAIN ON DISPOSAL OF ASSETS RELATED TO A SUBSIDIARY OR JOINT VENTURE
On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business to DigitalBridge. This resulted in a gain on disposal of assets related to a subsidiary or joint venture of €371.1 million in Q2 2022, favorably impacting our net income in the quarter.

INCOME TAXES
We recorded income tax expense of €52.4 million for the six months ended June 30, 2022 (Q2 2022: tax benefit of €11.8 million, compared to €69.7 million in H1 2021.

NET PROFIT
We realized a net profit of €793.4 million for the six months ended June 30, 2022 compared to €211.7 million in H1 2021. The robust year-on-year increase was attributable to the aforementioned gain on disposal of assets related to the TowerCo transaction. Furthermore, the higher net profit reflected a significantly improved financial result partly offset by a 6% year-on-year decline in our operating profit. In H1 2022, we therefore achieved a net profit margin of 61.4%, an increase of 4500 basis points compared to H1 last year.

Our Q2 2022 net profit reached €633.0 million, marking a 538% increase compared to the year-ago period, reflecting the aforementioned gain on disposal of assets related to the TowerCo transaction. This resulted in a net profit margin of 97.9% in the quarter.

2.4    Adjusted EBITDA and Adjusted EBITDAaL

For the six months ended June 30, 2022, we achieved Adjusted EBITDA of €670.6 million, which represented a decline of almost 3% on both a reported and a rebased basis versus the €688.7 million we delivered in H1 2021. As mentioned above, the decline in our Adjusted EBITDA during the first half of the year was driven by (i) the impact of higher inflation on both our staff-related expenses and costs related to outsourced labor and professional services, (ii) the impact of higher energy prices on our network operating costs and (iii) a tougher comparison base as a result of certain one-off impacts in H1 last year. In line with our FY 2022 outlook, we anticipate an improved trend in our Adjusted EBITDA in the second half of the year, driven by certain price adjustments having come into effect as of mid-June, as well as a continued focus on our operating expenses and tight cost control. In H1 2022, we achieved an Adjusted EBITDA margin of 51.9% compared to 53.5% in H1 2021.

In Q2 2022, our Adjusted EBITDA totaled €342.1 million, marking a similar 3% year-on-year decline both on a reported and rebased basis, reflecting the adverse impact of both higher inflation and higher energy prices on some of our cost lines. Our Adjusted EBITDA margin reached 52.9% in Q2 2022 compared to 55.2% a year ago.

On June 1, 2022, we closed the sale of our mobile tower business to DigitalBridge and, as a result, we entered into a 15-year MLA as detailed under Financial highlights and have started to make lease-related tower payments to DigitalBridge. Following this transaction, we will now also include Adjusted EBITDA after leases ("Adjusted EBITDAaL") as a key financial metric, which includes all of our lease-related costs. Our Adjusted EBITDAaL for the six months ended June 30, 2022 reached €612.4 million compared to €629.8 million for the same period last year, a decline of almost 3% compared to H1 2021 and impacted by the start of lease-related payments for passive mobile infrastructure following the sale of our mobile towers on June 1, 2022. On a rebased basis, as detailed under Financial highlights, Adjusted EBITDAaL was down 2% over the comparable period. Our Adjusted EBITDAaL margin in H1 2022 was 47.4% compared to 48.9% in H1 2021.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 14
In Q2 2022, our Adjusted EBITDAaL totaled €314.1 million, marking a similar 3% decline year-on-year, reflecting the adverse impact of both higher inflation and higher energy prices on some of our cost lines and the aforementioned start of tower-related lease payments. On a rebased basis, Adjusted EBITDAaL in the quarter contracted by 2% year-on-year. Our Adjusted EBITDAaL margin reached 48.6% in Q2 2022 compared to 50.5% a year ago.

Exhibit 1: Reconciliation between profit for the period, Adjusted EBITDA and Adjusted EBITDAaL (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2022	2021	Change %	2022	2021	Change %

Profit for the period	633.0	99.2	538%	793.4	211.7	275%

Income tax expense (benefit)	(11.8)	31.2	N.M.	52.4	69.7	(25)%
Share of the result of equity accounted investees	(0.3)	1.4	N.M.	0.7	2.3	(70)%
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	(371.1)	—	100%	(371.1)	—	100%
Net finance expense (income)	(91.3)	26.9	N.M.	(182.2)	28.8	N.M.
Depreciation, amortization, impairment and gain on disposal of assets	172.6	182.2	(5)%	364.0	357.6	2%

EBITDA (2)	331.1	340.9	(3)%	657.2	670.1	(2)%

Share based compensation	6.7	8.9	(25)%	3.8	12.8	(70)%
Operating charges related to acquisitions or divestitures	4.2	4.3	(2)%	9.7	6.9	41%
Restructuring charges	—	0.4	(100)%	(0.2)	0.9	N.M.
Measurement period adjustments related to business acquisitions	0.1	—	100%	0.1	(2.0)	N.M.

Adjusted EBITDA (2)	342.1	354.5	(3)%	670.6	688.7	(3)%

Depreciation on assets under leases	(19.6)	(22.9)	(14)%	(42.7)	(45.2)	(6)%
Interest expense on leases	(8.4)	(7.0)	20%	(15.5)	(13.7)	13%

Adjusted EBITDAaL (2)	314.1	324.6	(3)%	612.4	629.8	(3)%

Adjusted EBITDA margin	52.9%	55.2%		51.9%	53.5%
Adjusted EBITDAaL margin	48.6%	50.5%		47.4%	48.9%
Net profit margin	97.9%	15.4%		61.4%	16.4%

N.M. - Not Meaningful

2.5    Capital expenditures

Accrued capital expenditures for the six months ended June 30, 2022 reached €626.6 million, an increase of 122% versus the prior year period and equivalent to approximately 49% of revenue over the period. Our H1 2022 accrued capital expenditures included €338.4 million of lease-related capital additions of which €322.8 million relates to Iease additions previously classified as operating leases, and are hence excluded from our full year outlook. The vast majority of lease additions in the quarter related to the sale of our mobile towers and the start of our 15-year MLA with DigitalBridge as discussed under Financial highlights. In addition, our H1 2022 accrued capital expenditures included (i) a temporary six-month extension of both our 2G and 3G mobile spectrum licenses in March this year for an aggregate amount of €8.4 million as well as (ii) €1.0 million for the recognition of football broadcasting rights. Excluding these impacts, as per our FY 2022 guidance as further detailed under 3. Outlook, our H1 2022 accrued capital expenditures were €294.4 million, equivalent to approximately 23% of revenue, and representing a more moderate 11% year-on-year increase. In line with our full year 2022 outlook, our investment intensity picked up compared to last year.

Capital expenditures related to customer premises equipment, which includes our spending on set-top boxes, modems and WiFi powerlines represented €65.5 million in H1 2022 (Q2 2022: €32.4 million), up 27%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 15
compared to H1 last year, driven by targeted set-top box and modem swap programs in addition to the continued roll-out of our in-home connectivity devices. Capital expenditures related to customer premises equipment for the six months ended June 30, 2022 represented approximately 22% of our total accrued capital expenditures (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions).

Accrued capital expenditures for network growth and upgrades amounted to €46.4 million in H1 2022 (Q2 2022: €27.3 million), marking an 48% increase compared to the prior year period and predominantly reflected the start of our 5G roll-out and tactical fiber-related investments, as embedded in our full year outlook. For the six months ended June 30, 2022, network-related capital expenditures represented approximately 16% of total accrued capital expenditures (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions).

Capital expenditures for products and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, amongst others, totaled €72.3 million in H1 2022 (Q2 2022: €33.8 million). This represented a noticeable 15% year-on-year decrease, reflecting lower spending on our IT upgrade program which is expected to be finalized by the end of this year. Capital expenditures for products and services represented approximately 25% of total accrued capital expenditures for the six months ended June 30, 2022 (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions).

The remainder of our accrued capital expenditures includes (i) refurbishments and replacements of network equipment, (ii) sports and programming acquisition costs, including certain content acquired by De Vijver Media, (iii) certain recurring investments in our IT platform and systems and (iv) lease-related capital additions. These reached €442.4 million for the six months ended June 30, 2022 (Q2 2022: €352.9 million), representing a 288% increase compared to last year and included the aforementioned €338.4 million of lease-related capital additions of which €322.8 million relates to Iease additions previously classified as operating leases.

The above implies that approximately 63% of our accrued capital expenditures for the six months ended June 30, 2022 (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions) were scalable and subscriber growth related. We continue to closely monitor our capital expenditures in order to drive incremental returns.

In Q2 2022, we recorded accrued capital expenditures of €446.4 million compared to €138.7 million in Q2 last year. Excluding the aforementioned lease-related capital additions, spectrum license additions and football broadcasting rights, our accrued capital expenditures in the quarter reached €154.6 million, equivalent to approximately 24% of revenue.

Exhibit 2: Reconciliation between accrued capital expenditures and cash capital expenditures (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2022	2021	Change %	2022	2021	Change %

Accrued capital expenditures (3)	446.4	138.7	222%	626.6	281.8	122%

Assets acquired under capital-related vendor financing arrangements	(14.1)	(18.1)	(22)%	(42.4)	(29.9)	42%
Assets acquired under lease agreements	(299.7)	(13.7)	N.M.	(338.4)	(18.9)	N.M.
Changes in current liabilities related to capital expenditures	(4.0)	13.2	N.M.	(7.4)	6.5	N.M.

Cash capital expenditures	128.6	120.1	7%	238.4	239.5	—%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 16
2.6    Adjusted EBITDA less property & equipment additions

We yielded an Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow) of €376.2 million in H1 2022 compared to €424.0 million in H1 2021. The 11% year-on-year decrease was mainly driven by (i) a nearly 3% contraction in our Adjusted EBITDA as explained above and (ii) higher accrued capital expenditures versus H1 last year (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions). In line with our FY 2022 outlook, we expect a further contraction in our Adjusted EBITDA less property & equipment additions for the remainder of the year as higher investments will more than offset the projected recovery in our Adjusted EBITDA.

In Q2 2022, Adjusted EBITDA less property & equipment additions were €187.5 million compared to €223.6 million for the comparable period of last year, representing a similar 16% year-on-year decrease, driven by the aforementioned impacts.

Exhibit 3: Reconciliation to Adjusted EBITDA less property & equipment additions (unaudited)

(€ in millions)	For the three months ended				For the six months ended
	June 30,				June 30,
	2022		2021	Change %	2022	2021	Change %

Adjusted EBITDA (2)	342.1		354.5	(3)%	670.6	688.7	(3)%

Accrued capital expenditures	(446.4)		(138.7)	222%	(626.6)	(281.8)	122%
Recognition of football broadcasting rights	0.5		0.6	(17)%	1.0	3.0	(67)%
Recognition of mobile spectrum licenses	—		—	—%	8.4	8.4	—%
Recognition of certain lease-related capital additions	291.3		7.2	N.M.	322.8	5.7	N.M.
Accrued capital expenditures excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions (3)	(154.6)	—	(130.9)	18%	(294.4)	(264.7)	11%

Adjusted EBITDA less property & equipment additions (4)	187.5		223.6	(16)%	376.2	424.0	(11)%

2.7    Cash flow and liquidity
NET CASH FROM OPERATING ACTIVITIES
For the six months ended June 30, 2022, our operations yielded €512.6 million of net cash compared to the €511.3 million we generated during the prior year period. Our net cash from operating activities was broadly stable year-on-year as a 3% contraction in our Adjusted EBITDA was offset by €9.2 million lower cash taxes paid relative to the first half of last year and a modestly improved working capital trend.
The net cash from operating activities in Q2 2022 reached €281.5 million, up 19% from €237.3 million in Q2 last year and predominantly reflecting a different phasing in the payment of our cash taxes which we substantially paid in Q1 this year as opposed to Q2 last year.
NET CASH USED IN INVESTING ACTIVITIES
We generated €466.4 million of net cash from investing activities for the six months ended June 30, 2022 compared to €255.0 million of net cash used in investing activities in H1 last year. The net cash from investing activities in the first half of this year reflected the sale of our mobile tower business to DigitalBridge, which we closed on June 1, 2022. We utilize a vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During the six months ended June 30, 2022, we acquired €42.4 million (Q2 2022: €14.1 million) of assets through capital-related vendor financing arrangements (H1 2021: €29.9 million, Q2 2021: €18.1 million), favorably impacting our net cash used in investing activities for the equivalent amount. Please refer to Section 2.5 - Capital expenditures for a reconciliation between accrued capital expenditures and cash capital expenditures.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 17
In Q2 2022, we generated €591.0 million of net cash from investing activities as opposed to €134.9 million of net cash used in investing activities in the same period last year. The robust result in the second quarter of this year reflected the aforementioned sale of our mobile tower business to DigitalBridge.
NET CASH USED IN FINANCING ACTIVITIES
For the six months ended June 30, 2022, the net cash used in financing activities was €289.0 million compared to €243.4 million in H1 2021, representing an increase of 19% year-on-year. Our net financing cash flow for the six months ended June 30, 2022 reflected (i) the final dividend payment of €1.375 (gross) per share in May for an aggregate amount of €149.0 million, (ii) a net €67.0 million reduction in our outstanding loans and borrowings, including scheduled repayments under our vendor financing program and (ii) €22.7 million spent under our Share Repurchase Program 2021, which we started at the end of November last year and completed end-February 2022. Under this program, we repurchased 1.1 million treasury shares for an aggregate amount of €35.4 million, which have been cancelled in full in March 2022. The remainder of our net cash used in financing activities primarily consisted of lease repayments and other financial payments.
In Q2 2022, we used €205.9 million of net cash in financing activities compared to €207.5 million in Q2 last year and primarily reflected the aforementioned final dividend payment in May this year. As detailed under 3.2 Shareholder remuneration, the board of directors has reset the Company's dividend policy. In addition to a reduced dividend floor of €1.0 per share (gross), the dividend will be paid annually going forward with the next dividend payment being in early May 2023 following shareholder approval during the April 2023 AGM.
ADJUSTED FREE CASH FLOW
For the six months ended June 30, 2022, we generated €166.7 million of Adjusted Free Cash Flow compared to €193.6 million in H1 last year. This represented a 14% year-on-year decrease and mainly reflected (i) a €10.9 million lower contribution from our vendor financing compared to H1 last year and (ii) €6.4 million higher direct acquisition costs, more than offsetting €9.2 million lower cash taxes paid relative the first half of last year.

Adjusted Free Cash Flow in Q2 2022 was €105.5 million, up 42% compared to Q2 last year and mainly due a different phasing in cash taxes paid versus last year as discussed above.

2.8    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
At June 30, 2022, we carried a total debt balance (including accrued interest) of €6,297.2 million, of which €1,494.0 million principal amount is related to the € and USD-denominated Senior Secured Fixed Rate Notes due March 2028 and €3,299.4 million principal amount is owed under our 2020 Amended Senior Credit Facility with maturities ranging from April 2028 through April 2029. Our total debt balance at June 30, 2022 also included a principal amount of €331.7 million related to our vendor financing program, while the remainder primarily represents lease obligations associated with (i) the June 1, 2022 sale of our mobile tower business to DigitalBridge resulting into a 15-year MLA as further detailed above under Financial highlights, (ii) the Interkabel Acquisition prior to the closing of the recently announced NetCo transaction in early 2023 and (iii) other leases.
At June 30, 2022, we carried €331.7 million of short-term debt related to our vendor financing program, all of which is maturing within less than twelve months and which carries a margin of 195 basis points over EURIBOR (floored at 0%). This represented declines of €14.3 million versus December 31, 2021 and €7.2 million versus March 31, 2022, respectively, reflecting seasonality in some of our scheduled vendor financing payments and negatively impacting our Adjusted Free Cash Flow by the same amount in both periods. For the full year 2022, we continue to anticipate a broadly stable evolution from December 31 2021, as embedded in our FY 2022 Adjusted Free Cash Flow outlook, yet with a certain seasonality in some of our payments from quarter to quarter.
All of our floating interest rate risk and foreign exchange currency risk have been hedged until the maturity of such debt instruments through a series of derivatives, improving the visibility on our future Adjusted Free Cash Flow. Excluding short-term liabilities related to our vendor financing program, we face no debt maturities prior to March 2028 with a weighted average maturity of approximately 6.0 years at June 30,

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 18
2022. In addition, we also had full access to €555.0 million of undrawn commitments under our revolving credit facilities at June 30, 2022, with certain availabilities up to September 2026.
DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of the principal amounts under our main debt instruments and payment schedule at June 30, 2022.
Exhibit 4: Debt maturity table as of June 30, 2022 (unaudited)

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	June 30, 2022
	(€ in millions)
2020 Amended Senior Credit Facility
Term Loan AR	2,189.4	2,189.4	—	April 30, 2028	Floating | 6-month LIBOR (0% floor) + 2.00%	Monthly
Term Loan AQ	1,110.0	1,110.0	—	April 30, 2029	Floating | 6-month EURIBOR (0% floor) + 2.25%	Semi-annual (Jan. and July)
Revolving Credit Facility I	510.0	—	510.0	May 31, 2026	Floating | 6-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)

Senior Secured Fixed Rate Notes
€600 million Senior Secured Notes due 2028 (Facility AK)	540.0	540.0	—	March 1, 2028	Fixed | 3.50%	Semi-annual (Jan. and July)
USD 1.0 billion Senior Secured Notes due 2028 (Facility AJ)	954.0	954.0	—	March 1, 2028	Fixed | 5.50%	Semi-annual (Jan. and July)

Other
Revolving Credit Facility	20.0	—	20.0	September 30, 2026	Floating | 1-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)
Overdraft Facility	25.0	—	25.0	June 30, 2023	Floating | 1-month EURIBOR (0% floor) + 1.60%	Quarterly (commitment fees only)

Total notional amount	5,348.4	4,793.4	555.0
Note: In the table above, Telenet's USD-denominated debt has been converted into EUR using the June 30, 2022 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure.

CASH BALANCE AND AVAILABILITY OF FUNDS
At June 30, 2022, we held €829.5 million of cash and cash equivalents compared to at €162.9 million at March 31, 2022 and €139.5 million at December 31, 2021. The robust increase in our cash balance as per June 30, 2022 reflected the net proceeds from the sale of our mobile tower business to DigitalBridge in early June. In order to minimize the concentration of counterparty risk, our cash equivalents and AAA-rated money market funds are placed with highly rated European and US financial institutions and we strive to invest at least 75% of our cash and cash equivalents in AAA-rated money market funds. In addition to our available cash balance, we also had full access to €555.0 million of available commitments under our 2020 Amended Senior Credit Facility and our other revolving credit facilities, subject to compliance with the covenants mentioned below.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 19
NET LEVERAGE RATIO(15,16)
Our net total leverage at June 30, 2022 reached 3.9x as the favorable impact from the tower sale was offset by the recognition of a 15-year lease liability reflecting the MLA with DigitalBridge. Following the tower disposal and the subsequent move to Adjusted EBITDAaL, and effective Q2 2022, we have changed the way we are calculating net total leverage. Net total leverage is now calculated using net debt excluding leases and is divided by the last two quarters' annualized Adjusted EBITDAaL. On the new definition, our net total leverage was exceptionally low at 3.4x as our H1 2022 Adjusted EBITDAaL only included a one-month lease expense for tower sites and as our leverage did not yet include the ramifications from the June 2022 multiband spectrum auction. Therefore, we expect our net total leverage to increase as of the next quarter.
Our net covenant leverage, as calculated under the 2020 Amended Senior Credit Facility, differs from our net total leverage as it excludes (i) any vendor financing-related short-term liabilities and includes (ii) the Credit Facility Excluded Amount (which is the greater of €400.0 million and 0.25x Consolidated Adjusted Annualized EBITDA). Our net covenant leverage reached 2.5x at June 30, 2022, which marked a substantial improvement compared to 3.0x at March 31, 2022. This was entirely attributable to the strong growth in our cash balance following the aforementioned sale of our mobile tower business. Our current net covenant leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage. The aforementioned maintenance covenant only applies, however, in case we would draw 40% or more under our revolving credit facilities. At June 30, 2022, our revolving credit facilities were fully undrawn as mentioned above.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 20
3    Outlook and other information

3.1    Outlook

We successfully completed two major strategic overhauls in the first half of 2022, further strengthening the foundations of our Company for the future and entering into value-accretive long-term partnerships aligned with our 'Partners In Life. For Life." vision. In June, we successfully closed the sale of our mobile telecommunications tower business to DigitalBridge for a total cash consideration of €745.0 million, equivalent to a multiple of 25.1x EV/EBITDAaL 2021. As part of the agreement, we have entered into a long-term Master Lease Agreement (“MLA”) with DigitalBridge, which includes an initial period of 15 years and two renewal options of 10 years each. The agreement also includes a build-to-suit (“BTS”) commitment to deploy a minimum of 475 additional new sites with Telenet acting as a subcontractor to TowerCo, resulting in additional proceeds to Telenet over time. As a result, we're introducing Adjusted EBITDAaL as an additional core financial metric as further detailed under 2. Financial highlights. As of June 2022, we've started to make lease-related tower payments to DigitalBridge as further detailed under 2.4 Adjusted EBITDA and Adjusted EBITDAaL.

Mid-July 2022, we entered into a binding agreement with Fluvius to take a joint next step in the realization of the 'data network of the future'. Both companies’ ambition is to provide speeds of 10 Gbps across the entire footprint in time, for which there is a clear roadmap. We refer to 3.3 Subsequent events and the separate press releases for additional information. As this transaction is expected to close in early 2023, it will only have a limited impact on our FY 2022 outlook relating to certain upfront costs to prepare for the go-live of NetCo (so-called 'cost to capture'). We expect the associated cost to capture in the current year to be around €5.0 million, which is excluded from our FY 2022 outlook as presented below.

Having completed the first six months of the year, we reconfirm our full year 2022 outlook as presented mid-February. Relative to the first half of the year, we expect an improved trend in both our revenue and Adjusted EBITDA performance in the second half of the year, driven by certain price adjustments having come into effect as of mid-June 2022, as well as a continued focus on our operating expenses and tight cost control.

Exhibit 5: Outlook

Outlook FY 2022	As presented on February 10, 2022
Revenue growth	Around 1% (FY 2021 rebased: €2,593.9 million)
Adjusted EBITDA growth(a)	Around 1% (FY 2021 rebased: €1,361.4 million)
Accrued capital expenditures as a percentage of revenue(b)	Around 25%
Adjusted Free Cash Flow(a, c)	Flat versus FY 2021 (FY 2021: €404.9 million)
(a) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDA and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.
(b) Excluding the recognition of the capitalized football broadcasting rights and mobile spectrum licenses and excluding the impact from certain lease-related capital additions on our accrued capital expenditures.
(c) Assuming certain payments are made for the temporary prolongation of our current 2G and 3G mobile spectrum licenses in 2022, yet excluding payments on any future spectrum licenses as part of the upcoming multiband auction, and assuming the tax payment on our 2021 tax return will not occur until early 2023.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 21
3.2    Shareholder remuneration

Mid-July 2022, we entered into a binding agreement with Fluvius to take a joint next step in the realization of the 'data network of the future'. Both companies’ ambition is to provide speeds of 10 Gbps across the entire footprint in time, for which there is a clear roadmap. We refer to 3.3 Subsequent events and the separate press releases for additional information.

In order to maintain a consolidated net total leverage of around 4.0x throughout the CAPEX-intense build period, in line with Telenet’s leverage policy, the board of directors has decided to reset the Company’s shareholder remuneration policy, effective immediately. The consolidated 4.0x leverage target provides Telenet with additional financial flexibility for prospective value-accretive strategic opportunities going forward.

Over the 2023-2029 period, the board of directors decided upon an annual dividend floor of €1.0 per share (gross) to be paid annually in early May following shareholder approval at the statutory AGM in April. As such, the board of directors ensures a balanced approach with continued regular dividends whilst investing for future growth. After this build period, including 5G roll-out, the CAPEX intensity is expected to materially decrease and return to normalized historical levels, leading to substantial Adjusted Free Cash Flow growth and providing scope for significantly higher shareholder disbursements. At that point in time, the shareholder remuneration plan will be re-evaluated by the board of directors.
3.3    Subsequent events

Telenet obtains extra spectrum to accelerate 5G deployment in Belgium
Following the multi-band auction procedure organized by the Belgian Institute for Postal Services and Telecommunications ("BIPT") in June 2022, Telenet has obtained frequencies in the 700 MHz, 900 MHz, 1800 MHz, 2100 MHz, and 3500 MHz bands for a total amount of €264.3 million. Telenet will use this spectrum to ensure continuity of service for its existing networks, and to continue the expansion of its 5G network, whose commercial rollout began in December 2021 for the Telenet brand and in April 2022 for the BASE brand and for Telenet Business.

In total, Telenet obtained (including the reserved spectrum in the 900 MHz (2x5 MHz), 1800 MHz (2x15 MHz) and 2100 MHz (2x10 MHz) frequency bands) 2x5 MHz in the 700 MHz band, 2x10 MHz in the 900 MHz band, 2x20 MHz in the 1800 MHz band, 2x15 MHz in the 2100 MHz band and 100 MHz in the 3500 MHz band, for a total amount of €264.3 million. Telenet will be able to use these frequencies for a period of 20 years, except for the frequencies in the 3500 MHz band, which will expire on 6 May 2040.

In July 2022, Telenet also won 15 MHz (38% of the 40 MHz) of the more valuable core part of the 1400 MHz band at an attractive price of €38 million, in addition to the 200 MHz spectrum already acquired during the first auction in June. The 1400 MHz band is divided into a core part and two extensions. The core part is more valuable because it can be used for 4G and 5G, whereas the extension lots can only be used for 5G. But for the time being, the device ecosystem for 5G in this band has not yet been developed.

As for the other frequency bands recently acquired in procedure A and B, operators have the choice to either opt for a single advance payment or annual deferred payments. Telenet is still assessing both options.

Telenet and Fluvius have reached a binding agreement to partner on 'the data network of the future'
On July 19, 2022, Telenet and Fluvius announced that they have entered into a binding agreement to take a joint next step in the realization of the data network of the future. Both companies’ ambition is to provide speeds of 10 Gbps across the entire footprint in time, for which there is a clear roadmap. As announced in October last year, both companies will incorporate a new independent self-funding infrastructure company (working name “NetCo”), of which Telenet will own 66.8% and Fluvius 33.2%. Combining both companies’ fixed network assets, NetCo will invest in the gradual evolution of their current hybrid fiber coaxial (“HFC”) network infrastructure into a Fiber-To-The-Home (“FTTH”) network, targeting 78% of their combined footprint in Flanders by 2038, through a combination of own build and/or a potential collaboration with external partners. Telenet’s footprint in parts of Brussels and Wallonia will also be included in NetCo and be

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 22
part of NetCo’s investments. The estimated investment of up to maximum €2.0 billion (excluding termination-related capital expenditures) will be funded through NetCo’s cash flow as well as additional intragroup financing facilities and will therefore not require any incremental external financing. The majority of this investment will be done within the next eight years. NetCo will also focus on upgrading the existing HFC network with DOCSIS technology in areas where FTTH will not be deployed. This will ensure that everyone in Flanders will continue to enjoy the fastest and most reliable internet connection.

3.4    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Réviseurs d’Entreprises BV/SRL, represented by Götwin Jackers, has confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the six months ended June 30, 2022.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 23
4    Telenet Group Holding NV – Consolidated interim operating statistics

As of and for the three months ended June 30,	2022	2021	Change %

Total Services - Combined Network

Homes passed (12)	3,419,400	3,388,900	1%

Video
Total video (6)	1,731,800	1,785,900	(3)%

Internet
Residential broadband internet	1,491,600	1,482,200	1%
Business broadband internet	237,300	229,900	3%
Total broadband internet (7)	1,728,900	1,712,100	1%

Fixed-line telephony
Residential fixed-line telephony	934,100	1,001,600	(7)%
Business fixed-line telephony	123,100	140,100	(12)%
Total fixed-line telephony (8)	1,057,200	1,141,700	(7)%

Total RGUs (13)	4,517,900	4,639,700	(3)%

Customer churn (14)

Video	8.3%	8.8%
Broadband internet	7.0%	7.1%
Fixed-line telephony	9.6%	10.4%

Customer relationship information

FMC customers	788,900	685,900	15%
Total customer relationships (10)	2,022,400	2,037,300	(1)%
Services per customer relationship (10)	2.23	2.28	(2)%
ARPU per customer relationship (in € / month) (10) (11)	58.3	58.8	(1)%

As of and for the three months ended June 30,	2022	2021	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,640,900	2,607,300	1%
Prepaid subscribers	298,100	349,600	(15)%
Total mobile subscribers (9)	2,939,000	2,956,900	(1)%

Inclusion of Small and Medium Sized ("SME") and Large Enterprise ("LE") business customers: As of Q2 2021, our postpaid and total mobile subscriber counts include our SME and LE business customers, which were previously not recorded in our SIM count. We have represented our consolidated subscriber counts as presented below and under 4. Consolidated operating statistics in order to allow both investors and analysts to assess our operational performance on a like-for-like basis. Consequently, we have added 130,100, 132,600, 140,500, 146,100, 156,600 and 158,900 mobile postpaid subscribers to our subscriber count for the quarterly periods from Q1 2020 up to Q2 2021.

Discontinuation of basic video RGU reporting: Following the successful completion of our analog TV switch-off program across our entire footprint at the end of November 2021, we will no longer distinguish between basic and enhanced video subscribers and will only report the total number of video customers as of January 1, 2022.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 24
5    Telenet Group Holding NV – Selected EU IFRS condensed
consolidated interim financial statements

5.1    EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the six months ended
	June 30,			June 30,
	2022	2021	Change %	2022	2021	Change %
Profit for the period

Revenue	646.8	642.4	1%	1,291.6	1,288.3	—%

Expenses

Cost of services provided	(322.6)	(309.6)	4%	(652.8)	(632.6)	3%

Gross profit	324.2	332.8	(3)%	638.8	655.7	(3)%

Selling, general & administrative expenses	(165.7)	(174.1)	(5)%	(345.6)	(343.2)	1%

Operating profit	158.5	158.7	—%	293.2	312.5	(6)%

Finance income	316.6	23.2	1,265%	534.0	152.9	249%
Net interest income, foreign exchange gain and other finance income	0.1	23.1	(100)%	0.2	0.5	(60)%
Net gain on derivative financial instruments	316.5	—	100%	533.8	152.3	250%
Net gain on extinguishment of debt	—	0.1	(100)%	—	0.1	(100)%
Finance expenses	(225.3)	(50.1)	350%	(351.8)	(181.7)	94%
Net interest expense, foreign exchange loss and other finance expenses	(225.3)	(47.2)	377%	(351.8)	(181.7)	94%
Net loss on derivative financial instruments	—	(2.9)	(100)%	—	—	—%
Net finance income (expense)	91.3	(26.9)	N.M.	182.2	(28.8)	N.M.
Share of the result of equity accounted investees	0.3	(1.4)	N.M.	(0.7)	(2.3)	(70)%
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	371.1	—	100%	371.1	—	100%

Profit before income tax	621.2	130.4	376%	845.8	281.4	201%

Income tax benefit (expense)	11.8	(31.2)	N.M.	(52.4)	(69.7)	(25)%

Profit for the period	633.0	99.2	538%	793.4	211.7	275%

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset), net of income tax	17.7	2.7	556%	19.4	2.7	619%
Equity-accounted investees - share of other comprehensive loss, net of income tax	—	—	—%	0.5	—	100%
Other comprehensive income for the period, net of income tax	17.7	2.7	556%	19.9	2.7	637%

Total comprehensive income for the period	650.7	101.9	539%	813.3	214.4	279%

Profit attributable to:	633.0	99.2	538%	793.4	211.7	275%
Owners of the Company	633.3	99.3	538%	793.7	212.0	274%
Non-controlling interests	(0.3)	(0.1)	200%	(0.3)	(0.3)	—%

Total comprehensive income for the period, attributable to:	650.7	101.9	539%	813.3	214.4	279%
Owners of the Company	651.0	102.0	538%	813.6	214.7	279%
Non-controlling interests	(0.3)	(0.1)	200%	(0.3)	(0.3)	—%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 25

(€ in millions, except shares and per share amounts)	For the three months ended			For the six months ended
	June 30,			June 30,
	2022	2021	Change %	2022	2021	Change %

Weighted average shares outstanding	108,505,596	109,319,746		108,556,402	109,281,368
Basic earnings per share	5.83	0.91	541%	7.31	1.94	277%
Diluted earnings per share	5.83	0.91	541%	7.31	1.94	277%

Revenue by Nature

Subscription revenue:
Video	132.4	136.1	(3)%	266.0	278.8	(5)%
Broadband internet	171.7	169.4	1%	343.5	337.8	2%
Fixed-line telephony	50.4	54.0	(7)%	102.3	109.3	(6)%
Cable subscription revenue	354.5	359.5	(1)%	711.8	725.9	(2)%
Mobile telephony	127.4	120.3	6%	253.1	238.0	6%
Total subscription revenue	481.9	479.8	—%	964.9	963.9	—%
Business services	44.0	44.9	(2)%	88.3	90.3	(2)%
Other	120.9	117.7	3%	238.4	234.1	2%
Total Revenue	646.8	642.4	1%	1,291.6	1,288.3	—%

Expenses by Nature

Network operating expenses	(49.4)	(48.4)	2%	(108.2)	(106.1)	2%
Direct costs (programming, copyrights, interconnect and other)	(124.4)	(121.7)	2%	(252.2)	(250.3)	1%
Staff-related expenses	(72.2)	(66.9)	8%	(145.1)	(138.1)	5%
Sales and marketing expenses	(19.5)	(20.0)	(3)%	(39.4)	(39.3)	—%
Outsourced labor and professional services	(11.2)	(8.1)	38%	(20.4)	(15.2)	34%
Other indirect expenses	(28.0)	(22.8)	23%	(55.7)	(50.6)	10%
Restructuring charges	—	(0.4)	(100)%	0.2	(0.9)	N.M.
Measurement period adjustments related to business acquisitions	(0.1)	—	100%	(0.1)	2.0	N.M.
Operating charges related to acquisitions or divestitures	(4.2)	(4.3)	(2)%	(9.7)	(6.9)	41%
Share-based payments granted to directors and employees	(6.7)	(8.9)	(25)%	(3.8)	(12.8)	(70)%
Depreciation	(96.5)	(113.8)	(15)%	(207.5)	(218.1)	(5)%
Amortization	(56.9)	(51.4)	11%	(116.1)	(103.1)	13%
Amortization of broadcasting rights	(20.4)	(18.2)	12%	(43.0)	(38.3)	12%
Gain on disposal of assets	1.3	1.4	(7)%	2.9	2.2	32%
Impairment of long-lived assets - Property and equipment	(0.1)	(0.2)	(50)%	(0.3)	(0.3)	—%

Total Expenses	(488.3)	(483.7)	1%	(998.4)	(975.8)	2%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 26
5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2022	2021	Change %	2022	2021	Change %

Cash flows from operating activities
Profit for the period	633.0	99.2	538%	793.4	211.7	275%
Depreciation, amortization, impairment and restructuring charges	172.6	182.6	(5)%	363.8	358.5	1%
Working capital changes and other non-cash items	(25.3)	2.9	N.M.	36.4	31.1	17%
Income tax expense (benefit)	(11.8)	31.2	N.M.	52.4	69.7	(25)%
Net interest expense, foreign exchange loss and other finance expenses	225.2	24.1	834%	351.6	181.2	94%
Net loss (gain) on derivative financial instruments	(316.5)	2.9	N.M.	(533.8)	(152.3)	250%
Loss (gain) on extinguishment of debt	—	(0.1)	(100)%	—	(0.1)	(100)%
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	(371.1)	—	100%	(371.1)	—	100%
Cash interest expenses and cash derivatives	(10.0)	(10.3)	(3)%	(93.7)	(92.9)	1%
Income taxes paid	(14.6)	(95.2)	(85)%	(86.4)	(95.6)	(10)%

Net cash from operating activities	281.5	237.3	19%	512.6	511.3	—%

Cash flows from investing activities
Purchases of property and equipment	(71.6)	(69.5)	3%	(134.5)	(143.8)	(6)%
Purchases of intangibles	(57.0)	(50.6)	13%	(103.9)	(95.7)	9%
Acquisitions and disposals of and loans to equity accounted investees	(2.6)	(15.2)	(83)%	(5.9)	(16.2)	(64)%
Proceeds from sale of property and equipment	733.2	0.4	N.M.	733.7	0.7	N.M.
Other investing activities	(11.0)	—	100%	(23.0)	—	100%

Net cash from (used in) investing activities	591.0	(134.9)	N.M.	466.4	(255.0)	N.M.

Cash flows from financing activities
Repayments of loans and borrowings	(102.6)	(119.3)	(14)%	(240.2)	(232.5)	3%
Proceeds from loans and borrowings	71.5	87.3	(18)%	173.2	189.9	(9)%
Repurchase of own shares	—	—	—%	(22.7)	—	100%
Payments related to capital reductions and dividends	(149.0)	(156.0)	(4)%	(149.0)	(156.0)	(4)%
Other financing activities (incl. leases)	(25.8)	(19.5)	32%	(50.3)	(44.8)	12%

Net cash used in financing activities	(205.9)	(207.5)	(1)%	(289.0)	(243.4)	19%

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	162.9	200.0	(19)%	139.5	82.0	70%
Cash at end of period	829.5	94.9	774%	829.5	94.9	774%

Net cash generated (used)	666.6	(105.1)	N.M.	690.0	12.9	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 27

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2022	2021	Change %	2022	2021	Change %

Adjusted Free Cash Flow (5)
Net cash from operating activities	281.5	237.3	19%	512.6	511.3	—%
Cash payments for direct acquisition and divestiture costs	4.4	0.9	389%	8.8	2.4	267%
Operating-related vendor financing additions	71.5	87.2	(18)%	173.2	189.7	(9)%
Purchases of property and equipment	(71.6)	(69.5)	3%	(134.5)	(143.8)	(6)%
Purchases of intangibles	(57.0)	(50.6)	13%	(103.9)	(95.7)	9%
Principal payments on operating-related vendor financing	(76.9)	(94.1)	(18)%	(197.2)	(185.9)	6%
Principal payments on capital-related vendor financing	(15.9)	(16.2)	(2)%	(32.6)	(37.0)	(12)%
Principal payments on leases (excluding network-related leases assumed in acquisitions)	(14.1)	(8.2)	72%	(27.4)	(22.6)	21%
Principal payments on post acquisition additions to network leases	(8.8)	(8.3)	6%	(17.0)	(15.9)	7%

Adjusted Free Cash Flow (as previously defined)	113.1	78.5	44%	182.0	202.5	(10)%

Cash payments for direct acquisition and divestiture costs	(4.4)	(0.9)	389%	(8.8)	(2.4)	267%
Principal payments on pre-acquisition additions to network leases	(3.2)	(3.2)	—%	(6.5)	(6.5)	—%
Adjusted Free Cash Flow (as guided and currently defined)	105.5	74.4	42%	166.7	193.6	(14)%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 28
5.3    EU IFRS condensed consolidated interim statement of financial position (unaudited)

(€ in millions)	June 30,	December 31,	Change
	2022	2021

ASSETS
Non-current Assets:
Property and equipment	2,224.0	2,114.8	109.2
Goodwill	1,823.8	1,823.8	—
Other intangible assets	770.5	783.0	(12.5)
Deferred tax assets	187.3	169.0	18.3
Investments in and loans to equity accounted investees	123.5	117.6	5.9
Other investments	7.7	7.7	—
Derivative financial instruments	397.9	30.8	367.1
Other assets	35.1	23.7	11.4
Total non-current assets	5,569.8	5,070.4	499.4

Current Assets:
Inventories	27.0	26.5	0.5
Trade receivables	170.8	174.3	(3.5)
Other current assets	173.7	135.7	38.0
Cash and cash equivalents	829.5	139.5	690.0
Derivative financial instruments	58.3	57.1	1.2
	1,259.3	533.1	726.2
Assets held for sale	—	—	—
Total current assets	1,259.3	533.1	726.2

TOTAL ASSETS	6,829.1	5,603.5	1,225.6

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 29

(€ in millions)	June 30,	December 31,	Change
	2022	2021

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium	80.7	80.7	—
Other reserves	686.7	697.7	(11.0)
Retained loss	(1,510.5)	(2,148.1)	637.6
Remeasurements	10.3	(9.6)	19.9
Total equity attributable to owners of the Company	(720.0)	(1,366.5)	646.5
Non-controlling interests	3.7	3.4	0.3
Total equity	(716.3)	(1,363.1)	646.8

Non-current Liabilities:
Loans and borrowings	5,814.6	5,080.3	734.3
Derivative financial instruments	18.6	174.0	(155.4)
Deferred revenue	2.4	3.6	(1.2)
Deferred tax liabilities	143.7	111.7	32.0
Other non-current liabilities	72.1	83.3	(11.2)
Provisions	21.0	14.8	6.2
Total non-current liabilities	6,072.4	5,467.7	604.7

Current Liabilities:
Loans and borrowings	482.6	498.8	(16.2)
Trade payables	193.2	166.5	26.7
Accrued expenses and other current liabilities	414.2	400.6	13.6
Provisions	94.4	88.4	6.0
Deferred revenue	114.6	115.2	(0.6)
Derivative financial instruments	44.7	58.9	(14.2)
Current tax liability	129.3	170.5	(41.2)
	1,473.0	1,498.9	(25.9)
Liabilities directly associated with the assets held for sale	—	—	—
Total current liabilities	1,473.0	1,498.9	(25.9)

Total liabilities	7,545.4	6,966.6	578.8

TOTAL EQUITY AND LIABILITIES	6,829.1	5,603.5	1,225.6

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 30

6    Appendix

6.1    Reconciliation between profit for the period and Consolidated Annualized EBITDAaL (unaudited)

Net total leverage, which is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G, is defined as the sum of loans and borrowings under current and non-current liabilities (excluding lease-related liabilities) minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDA after leases (Adjusted EBITDAaL"). In its statement of financial position, Telenet's USD-denominated debt has been converted into EUR using the June 30, 2022 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure.

The following table provides a reconciliation of the Last Two Quarter's Annualized (L2QA) Profit for the period to L2QA Adjusted EBITDAaL.

(€ in millions)	For the three months ended		For the six months ended	Last two quarters' annualized
	March 31, 2022	June 30, 2022	June 30, 2022	June 30, 2022

Profit for the period	160.4	633.0	793.4	1,586.8

Income tax expense (benefit)	64.2	(11.8)	52.4	104.8
Share of the result of equity accounted investees	1.0	(0.3)	0.7	1.4
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	—	(371.1)	(371.1)	(742.2)
Net finance expense (income)	(90.9)	(91.3)	(182.2)	(364.4)
Depreciation, amortization, impairment and gain on disposal of assets	191.4	172.6	364.0	728.0

EBITDA (2)	326.1	331.1	657.2	1,314.4

Share based compensation	(2.9)	6.7	3.8	7.6
Operating charges related to acquisitions or divestitures	5.5	4.2	9.7	19.4
Restructuring charges	(0.2)	—	(0.2)	(0.4)
Measurement period adjustments related to business acquisitions	—	0.1	0.1	0.2

Adjusted EBITDA (2)	328.5	342.1	670.6	1,341.2

Depreciation on assets under leases	(23.1)	(19.6)	(42.7)	(85.4)
Interest expense on leases	(7.1)	(8.4)	(15.5)	(31.0)

Adjusted EBITDAaL (2)	298.3	314.1	612.4	1,224.8

Adjusted EBITDA margin	50.9%	52.9%	51.9%	51.9%
Adjusted EBITDAaL margin	46.3%	48.6%	47.4%	47.4%
Net profit margin	24.9%	97.9%	61.4%	61.4%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 31
6.2    Reconciliation between reported and rebased financial information (unaudited)

(€ in millions)	Reported
	Q1 2021	Q2 2021	Q3 2021	Q4 2021	FY 2021	Q1 2022

Revenue by nature
Video	142.7	136.1	134.4	135.3	548.5	133.6
Broadband internet	168.4	169.4	170.3	172.1	680.2	171.8
Fixed-line telephony	55.3	54.0	52.8	53.5	215.6	51.9
Cable subscription revenue	366.4	359.5	357.5	360.9	1,444.3	357.3
Mobile telephony	117.7	120.3	127.9	126.5	492.4	125.7
Total subscription revenue	484.1	479.8	485.4	487.4	1,936.7	483.0
Business services	45.4	44.9	45.5	45.3	181.1	44.3
Other	116.4	117.7	109.7	134.2	478.0	117.5
Total Revenue	645.9	642.4	640.6	666.9	2,595.8	644.8

Operating expenses by Nature
Network operating expenses	(57.7)	(48.4)	(51.6)	(47.5)	(205.2)	(58.8)
Direct costs (programming, copyrights, interconnect and other)	(128.6)	(121.7)	(130.7)	(141.0)	(522.0)	(127.8)
Staff-related expenses	(71.2)	(66.9)	(66.1)	(73.2)	(277.4)	(72.9)
Sales and marketing expenses	(19.3)	(20.0)	(20.5)	(28.3)	(88.1)	(19.9)
Outsourced labor and professional services	(7.1)	(8.1)	(8.4)	(8.2)	(31.8)	(9.2)
Other indirect expenses	(27.8)	(22.8)	(24.9)	(28.3)	(103.8)	(27.7)
Total operating expenses	(311.7)	(287.9)	(302.2)	(326.5)	(1,228.3)	(316.3)

Adjusted EBITDA (2)	334.2	354.5	338.4	340.4	1,367.5	328.5
Adjusted EBITDA margin	51.7%	55.2%	52.8%	51.0%	52.7%	50.9%

Depreciation on assets under leases	(22.3)	(22.9)	(22.3)	(22.4)	(89.9)	(23.1)
Interest expense on leases	(6.7)	(7.0)	(6.7)	(6.8)	(27.2)	(7.1)

Adjusted EBITDAaL (2)	305.2	324.6	309.4	311.2	1,250.4	298.3
Adjusted EBITDAaL margin	47.3%	50.5%	48.3%	46.7%	48.2%	46.3%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 32

(€ in millions)	Reflecting the sale of mobile tower business on June 1, 2022
	Q1 2021	Q2 2021	Q3 2021	Q4 2021	FY 2021	Q1 2022

Revenue by nature
Video	—	—	—	—	—	—
Broadband internet	—	—	—	—	—	—
Fixed-line telephony	—	—	—	—	—	—
Cable subscription revenue	—	—	—	—	—	—
Mobile telephony	—	—	—	—	—	—
Total subscription revenue	—	—	—	—	—	—
Business services	—	—	(0.4)	(0.1)	(0.5)	—
Other	—	(0.3)	(0.5)	(0.6)	(1.4)	—
Total Revenue	—	(0.3)	(0.9)	(0.7)	(1.9)	—

Operating expenses by Nature
Network operating expenses	—	1.3	3.5	3.5	8.3	—
Direct costs (programming, copyrights, interconnect and other)	(1.1)	(1.3)	(1.0)	(1.1)	(4.5)	—
Staff-related expenses	1.2	1.2	1.0	1.1	4.5	—
Sales and marketing expenses	—	—	—	—	—	—
Outsourced labor and professional services	—	—	—	—	—	—
Other indirect expenses	(0.1)	(1.7)	(5.4)	(5.3)	(12.5)	—
Total operating expenses	—	(0.5)	(1.9)	(1.8)	(4.2)	—

Adjusted EBITDA (2)	—	(0.8)	(2.8)	(2.5)	(6.1)	—
Adjusted EBITDA margin

Depreciation on assets under leases	—	0.3	0.9	0.9	2.1	—
Interest expense on leases	—	(2.1)	(6.5)	(6.5)	(15.1)	—

Adjusted EBITDAaL (2)	—	(2.6)	(8.4)	(8.1)	(19.1)	—
Adjusted EBITDAaL margin

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 33

(€ in millions)	Rebased
	Q1 2021	Q2 2021	Q3 2021	Q4 2021	FY 2021	Q1 2022

Revenue by nature
Video	142.7	136.1	134.4	135.3	548.5	133.6
Broadband internet	168.4	169.4	170.3	172.1	680.2	171.8
Fixed-line telephony	55.3	54.0	52.8	53.5	215.6	51.9
Cable subscription revenue	366.4	359.5	357.5	360.9	1,444.3	357.3
Mobile telephony	117.7	120.3	127.9	126.5	492.4	125.7
Total subscription revenue	484.1	479.8	485.4	487.4	1,936.7	483.0
Business services	45.4	44.9	45.1	45.2	180.6	44.3
Other	116.4	117.4	109.2	133.6	476.6	117.5
Total Revenue	645.9	642.1	639.7	666.2	2,593.9	644.8

Operating expenses by Nature
Network operating expenses	(57.7)	(47.1)	(48.1)	(44.0)	(196.9)	(58.8)
Direct costs (programming, copyrights, interconnect and other)	(129.7)	(123.0)	(131.7)	(142.1)	(526.5)	(127.8)
Staff-related expenses	(70.0)	(65.7)	(65.1)	(72.1)	(272.9)	(72.9)
Sales and marketing expenses	(19.3)	(20.0)	(20.5)	(28.3)	(88.1)	(19.9)
Outsourced labor and professional services	(7.1)	(8.1)	(8.4)	(8.2)	(31.8)	(9.2)
Other indirect expenses	(27.9)	(24.5)	(30.3)	(33.6)	(116.3)	(27.7)
Total operating expenses	(311.7)	(288.4)	(304.1)	(328.3)	(1,232.5)	(316.3)

Adjusted EBITDA (2)	334.2	353.7	335.6	337.9	1,361.4	328.5
Adjusted EBITDA margin	51.7%	55.1%	52.5%	50.7%	52.5%	50.9%

Depreciation on assets under leases	(22.3)	(22.6)	(21.4)	(21.5)	(87.8)	(23.1)
Interest expense on leases	(6.7)	(9.1)	(13.2)	(13.3)	(42.3)	(7.1)

Adjusted EBITDAaL (2)	305.2	322.0	301.0	303.1	1,231.3	298.3
Adjusted EBITDAaL margin	47.3%	50.1%	47.1%	45.5%	47.5%	46.3%

Rebased information: On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business (“TowerCo”) to DigitalBridge Investments, LLC, an affiliate of DigitalBridge Group, Inc. (“DigitalBridge”). For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to exclude the revenue and Adjusted EBITDA of TowerCo to the extent revenue and Adjusted EBITDA related to this transaction is no longer included in our current results. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 34
6.3    Definitions

1.Rebased information: On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business (“TowerCo”) to DigitalBridge Investments, LLC, an affiliate of DigitalBridge Group, Inc. (“DigitalBridge”). For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to exclude the revenue and Adjusted EBITDA of TowerCo to the extent revenue and Adjusted EBITDA related to this transaction is no longer included in our current results. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.
2.EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation, measurement period and post-measurement period adjustments related to business acquisitions and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDAaL (Adjusted EBITDA after leases) is defined as Adjusted EBITDA further adjusted to include lease-related depreciation and interest expense. Adjusted EBITDA and Adjusted EBITDAaL are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G and (i) represent an additional measure used by management to demonstrate the Company’s underlying performance both before and after including all lease-related expenses necessary to run the business and (ii) provide comparability between Telenet’s performance and the performance of other companies in the same or similar industries, although Telenet’s measure may not be directly comparable to similar measures used by other public companies. These non-GAAP measures should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 14.
3.Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.
4.Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow (“OFCF”)) is defined as Adjusted EBITDA minus accrued capital expenditures as reported in the Company’s consolidated financial statements. Accrued capital expenditures exclude the recognition of football broadcasting rights and mobile spectrum licenses. Adjusted EBITDA less property & equipment additions is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G and is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after the Company's capital spend, which the Company believes is important to take into account when evaluating overall performance of the business and (ii) a comparable view of the Company's performance relative to other telecommunications companies. The Company's Adjusted EBITDA less property and equipment additions measure may differ from how other companies define and apply their definition of similar measures.
5.Adjusted Free Cash Flow is defined as net cash provided by the Company's operating activities, plus operating-related vendor financed expenses (which represents an increase in the period to the Company's actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures as reported in the Company's consolidated statement of cash flows, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to the Company's actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available) each as reported in the Company's consolidated statements of cash flows. The Company believes its presentation of Adjusted Free Cash Flow, which is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G, provides useful information to its investors because this measure can be used to gauge the Company's ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to working capital activities and expenses that are capital in nature whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case the Company typically pays in less than 365 days). Adjusted Free Cash Flow should not be understood to represent the Company's ability to fund discretionary amounts, as the Company has various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for EU IFRS measures of liquidity included in the Company's consolidated statements of cash flows. Further, the Company's Adjusted Free Cash Flow may differ from how other companies define and apply their definition of Adjusted Free Cash Flow.
6.Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Telenet and Partner Networks (commonly referred to as the "Combined Network").
7.Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's internet services over the Combined Network.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 35
8.Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.
9.Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.
10.Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.
11.Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.
12.Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.
13.RGU is separately a Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.
14.Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
15.Net total leverage is defined as the sum of loans and borrowings under current and non-current liabilities (excluding lease-related liabilities) minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDAaL. In its statement of financial position, Telenet's USD-denominated debt has been converted into EUR using the June 30, 2022 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure. Net total leverage is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G.
16.Net covenant leverage is calculated as per the 2020 Amended Senior Credit Facility definition, using Net Total Debt (using the €-equivalent hedged amounts for its USD-denominated debt as highlighted above), excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities, (v) any vendor financing-related liabilities, and including (vi) the Credit Facility Excluded Amount (which is the greater of (a) €400.0 million and (b) 0.25x Consolidated Annualized Adjusted EBITDA), divided by last two quarters’ Consolidated Annualized Adjusted EBITDA.

Investor & Analyst call – Telenet will host a video webcast and conference call for institutional investors and analysts on July 28, 2022 at 3:00pm CET, For details and webcast links, please visit: https://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Bart Boone	bart.boone@telenetgroup.be	Phone: +32 15 333 738
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2022 - 36
About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussels under ticker symbol TNET. For more information, visit www.telenet.be. Liberty Global - one of the world’s leading converged video, broadband and communications companies, innovating and empowering people in six countries across Europe to make the most of the digital revolution – owns a direct stake of 58.9% in Telenet Group Holding NV (including any treasury shares held by the latter from time to time).
Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website https://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2021 as well as unaudited consolidated financial statements and presentations related to the financial results for the six months ended June 30, 2022 have been made available on the investor relations pages of the Company’s website (https://investors.telenet.be).
Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook and performance, including revenue, Adjusted Free Cash Flow, Adjusted EBITDA, rebased Adjusted EBTIDAaL and Adjusted EBITDA less property & equipment additions, as well as our financial guidance; future growth prospects; strategies; product, network and technology launches and capabilities and expansion; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; the anticipated endeavors, growth and financial performance of the NetCo creation between Telenet and Fluvius, including the timing, costs and benefits to be derived therefrom; any dividends to be paid to shareholders; the anticipated continued expansion of our 5G network, including the timing, costs and benefits to be derived therefrom; the costs and benefits to be realized as a result of the company’s sale of its mobile tower infrastructure to DigitalBridge; and the anticipated impact of acquisitions on our combined operations and financial performance, each of which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments, the potential adverse impact of the outbreak of the novel coronavirus (COVID-19) pandemic; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2021 have been prepared in accordance with EU IFRS unless otherwise stated and has been made available on the Company’s website.
Non-GAAP measures –Adjusted EBITDA, Adjusted EBITDAaL, Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow), Adjusted Free Cash Flow and net total leverage are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (https://www.libertyglobal.com). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on July 28, 2022, 2021 at 7:00am CET